Exhibit 10.24

June 25, 2012

Raymond W. Urbanski, M.D., Ph.D.

Re:	Resignation Agreement

Dear Ray:

This letter sets forth the substance of the Resignation Agreement (the “Agreement”) that Metabolex, Inc. (the “Company”) is offering you as an alternative to the proposed Termination Agreement of today’s date.

1. Resignation Date. As part of this Agreement you hereby offer your resignation of employment and as an officer of the Company, pursuant to the letter of resignation (a form of which is set forth in Exhibit A) that you agree to execute and return to the Company concurrently with this Agreement. The Company hereby accepts your resignation, effective as of June 11, 2012 (the “Resignation Date”), which became your last day of work with the Company and your employment termination date.

2. Accrued Salary and Vacation. On the Resignation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Resignation Date, subject to standard payroll deductions and withholdings.

3. Severance. You acknowledge that under the circumstances of your employment termination, you are not eligible for the severance benefits described in the offer letter agreement between you and the Company dated October 3, 2011 (the “Offer Letter Agreement”). As part of this Agreement, the Company agrees to pay you, as severance, $ 184,850 subject to standard payroll deductions and withholdings (“Severance”). Severance will be paid in a lump sum on the first regular payday no earlier than one week after the Effective Date, as defined in paragraph 18 below, provided that you sign this Agreement and do not revoke the ADEA Waiver as defined in paragraph 18.

4. Hiring Bonus. You acknowledge that you were paid the first $20,000 installment of the Hiring Bonus, pursuant to and as defined in the Offer Letter Agreement. As part of this Agreement, you agree and acknowledge that you will not be eligible to receive, and will not earn, the second $20,000 installment of the Hiring Bonus. As part of this Agreement, the Company agrees to waive its right under the Offer Letter Agreement, to repayment by you of any portion of the first installment of the Hiring Bonus.

5. Housing Assistance. You acknowledge that, in accordance with your letter agreement with the Company dated November 18, 2011, the Company has fully performed its obligations under the Offer Letter Agreement to provide you with relocation assistance.

Metabolex, Inc.    3876 Bay Center Place, Hayward, CA 94545    Phone: (510) 293-8800    www.metabolex.com

Raymond W. Urbanski, M.D., Ph.D.

June 26, 2012

6. Discretionary Bonus. You will not be eligible to earn, and will not receive, any bonus award for your service in 2012, under the Company’s annual discretionary bonus program.

7. Unemployment Benefits. As part of this Agreement, the Company agrees not to oppose your claim for unemployment compensation benefits, which will be determined by the State of California. If you wish, you may characterize the separation as a “mutual resignation”.

8. Health Care Continuation Coverage (COBRA). To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

9. Stock Options. You were granted an option to purchase 650,000 shares of the Company’s common stock, pursuant to the Company’s equity incentive plan (the “Plan”). Under the terms of the Plan and your stock option grant, vesting will cease as of the Resignation Date, as of which date none of your shares will have

10. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, bonus, stock option vesting, severance or benefits after the Resignation Date.

11. Expense Reimbursements. You agree that, within five (5) business days of the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

12. Return of Company Property. By the Resignation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, telephone), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

13. Proprietary Information Obligations. You hereby acknowledge your continuing obligations, both during and after your employment, under your Employee Agreement on Confidential Information and Inventions, including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Employee Agreement on Confidential Information and Inventions is attached hereto as Exhibit B.

www.metabolex.com

Raymond W. Urbanski, M.D., Ph.D.

June 26, 2012

14. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

15. Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

16. Release of Claims. In exchange for Severance, the Company’s waiver of repayment of the Hiring Bonus, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release Metabolex, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, the Hiring Bonus, commissions, vacation pay, expense reimbursements, relocation assistance, severance pay, severance benefits, fringe benefits, stock, stock options, accelerated vesting of stock options (including without limitation the Acceleration as defined in the Offer Letter Agreement), or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; claims under the Offer Letter Agreement; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

17. Exceptions. You are not releasing any claim that cannot be waived under applicable state or federal law. You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment

www.metabolex.com

Raymond W. Urbanski, M.D., Ph.D.

June 26, 2012

Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

18. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).

19. Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

20. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

21. General. This Agreement including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended

www.metabolex.com

Raymond W. Urbanski, M.D., Ph.D.

June 26, 2012

except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and each party’s heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If you choose to accept this Agreement instead of the Termination Agreement, please sign below and on Exhibit A, and return the originals to me.

I wish you good luck in your future endeavors.

Sincerely,

METABOLEX, INC.

By:	/s/ Harold Van Wart
Harold Van Wart
Chief Executive Officer

Exhibit A – Resignation Letter

Exhibit B – Employee Agreement on Confidential Information and Inventions

AGREED:

/s/ Raymond W. Urbanski, M.D., Ph.D.
Raymond W. Urbanski, M.D., Ph.D.

June 25, 2012
Date

www.metabolex.com

EXHIBIT A

Louis G. Lange, M.D., Ph.D.

Chairman, Board of Directors

Metabolex, Inc.

Dear Chairman Lange:

I hereby tender my resignation as an employee, and as Chief Medical Officer of Metabolex, Inc., effective as of June 11, 2012.

Dated: June 26, 2012

/s/ Raymond W. Urbanski, M.D., Ph.D.
Raymond W. Urbanski, M.D., Ph.D.

www.metabolex.com

Exhibit B

Metabolex, Inc.

3876 Bay Center Place

Hayward, CA 94545-3619

Phone 510 293-8800         Fax 510 293-9090

October 3, 2011

EMPLOYEE AGREEMENT ON CONFIDENTIAL

INFORMATION AND INVENTIONS

THIS AGREEMENT is between Metabolex, Inc. a Delaware Corporation (“the Company”), and Raymond W. Urbanski, M.D., Ph.D., (the “Employee”).

PURPOSE OF AGREEMENT

I want to be employed by the Company, and the Company wants to employ me, provided that, in so doing, it can protect its trade secrets and inventions, ideas, information, business, and good will.

In consideration of this purpose, and the mutual promises in this Agreement, I agree with the Company as follows:

1. Term

(A) My employment with the Company is an at-will relationship that may be terminated by either the Company or me with or without cause for any reason whatsoever at any time upon notice to the other party.

(b) If my employment is terminated for any reason, I will be entitled only to the compensation earned by me as of the date of termination.

2. Confidential Information. I will hold in confidence and use only for the benefit of the Company during the term of my employment and for five years after the termination of my employment all Confidential Information of the Company, its Affiliates, and all Confidential Information of companies or persons other than the Company given to the Company under an agreement prohibiting its disclosure. “Confidential Information” refers to valuable technical or business information that is not known by the public. By way of example, Confidential Information may include information relating to: inventions or products, including unannounced products; research and development activities; requirements and specifications of specific customers and potential customers; nonpublic financial information; and quotations or proposals given to customers.

These restrictions on disclosure do not apply if the information is or becomes publicly known through no wrongful act on my part or the information is explicitly approved for release under such circumstances by an officer of the Company.

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3. Disclosure and Assignment of Inventions. I will promptly disclose and assign to the Company my entire right, title and interest in all inventions. “Inventions” refer to (a) all technical or business innovations, whether or not patentable or copyrightable, made by me during the term of my employment; and (b) all technical or business innovations, whether or not patentable, based upon the Company’s Confidential Information and made by me after leaving the Company’s employ. I will keep adequate written records of all inventions made by me, such as notebooks, sketches, program listings and the like, which are the property of the Company. Notwithstanding the foregoing, I am not required to assign to the Company, although I must disclose, any inventions: (a) for which no equipment, supplies, facilities or Confidential Information of the Company were used and which was developed entirely on my own time; (b) which at the time of conception or reduction to practice did not relate directly to the business of the Company or the Company’s actual or demonstrably anticipated research or development and (c) which did not result from any work I performed for the Company. The disclosure of such inventions must be made so that the parties can make a determination whether such inventions do in fact qualify for exclusion from assignment to the Company. The Company will keep confidential any such information I disclose. I will take all steps necessary to assist the Company in securing any patents, copyrights or other protection for inventions which I am required to assign to the Company as provided above. If I am unable or unwilling, whether during my employment or after termination, to sign any papers needed to apply for or pursue any patent or copyright registrations for inventions, I agree that the Company is my attorney-in-fact for that purpose and can sign such papers as my agent and take any other actions necessary to pursue these registrations.

4. List of Inventions I Own. I have attached as Exhibit A a list of inventions I own, which is a complete list of all technical or business innovations I own either alone or jointly with others on the date of this Agreement. I agree that I will not incorporate any of these prior inventions into products being developed for the Company without the prior knowledge and written consent of the Company. Should the Company wish to use any of my inventions in its business, the Company will negotiate with me for a purchase of or license to use such invention on mutually agreeable terms. If no such list is attached, or if no such inventions are listed thereon, I represent that I do not own any inventions at the time of signing this Agreement.

5. Tangible Materials. All tangible materials that incorporate Confidential Information are the Company’s property, and I will give all of these materials and any other documents and materials which are the property of the Company, including but not limited all notes of any research or other work which I have performed for the Company and all biological materials created, used or held by me in the course of my work for the Company, back to the Company at the termination of my employment or earlier upon the Company’s request.

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6. Solicitation of Employees. I understand that information about the Company’s employees, such as their skills, performance ratings, and salary histories, constitutes Confidential Information owned by the Company. I agree that, for a period of twelve (12) months after termination of my employment for any reason, I will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to do any of these things, whether on my own behalf or on behalf of any other person, since to do so would necessarily involve using Confidential Information.

8. Termination. In the event of termination of my employment for any reason, I agree that, as requested by the Company, I will sign and deliver a “Termination Certification” in the form attached to this Agreement as Exhibit B. I also agree that the Company may give notice to my new employer of my duties under this Agreement.

9. Duty of Loyalty. During my employment with the Company, I will not engage in any business activity (either for my own profit or for anyone else) that competes with the Company’s business.

10. Duties to Third Parties. I represent that, to the best of my knowledge, compliance with the terms of this Agreement will not violate any duty that I may have to anyone other than the Company (such as a former employer) to keep such person’s proprietary information in confidence or to refrain from using that person’s patents or copyrights. If at any time during my employment with the Company, I am asked by the Company to perform work which I believe may cause me to violate a duty I have to someone other than the Company, I will immediately inform an officer of the Company so that an assessment of the situation may be made. I also agree that I will not, during my employment with the Company, bring onto the Company’s premises, use or disclose to the Company any proprietary information or trade secrets of any former employer or any other person without that person’s consent.

11. Miscellaneous. This is the only agreement between the Company and myself about confidential information and the ownership of inventions, and may not be modified, amended or terminated, in whole or in part, except in a writing signed by me and by an officer of the Company. Any later change in my title, compensation or duties will not affect this Agreement. This Agreement will survive termination of my employment for any reason, and will continue for the benefit of and will be binding upon the successors, assigns, heirs and legal representatives of the Company and myself. Any waiver by the Company of a breach of any of the obligations of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me. In the event any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition

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to any other rights and remedies it may have, to reimburse for its expenses, including court costs and reasonable attorney’s fees. This Agreement will be governed by the laws of the State of California governing contracts between residents to be performed in the State of California.

	Metabolex, Inc.	Employee

By:	/s/ Harold Van Wart	By:	/s/ Raymond W. Urbanski
	Harold Van Wart Chief Executive Officer		Signature
Raymond W. Urbanski
	October 3, 2011		Printed Name
Date
Oct. 5, 2011
Date

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EXHIBIT A

List of Inventions I Own (see para. 4.)

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EXHIBIT B

Termination Certificate

This is to certify that I do not have in my possession, nor have I foiled to return, any devices, records, data, notes, reports, proposals, lists, equipment, computer programs or listings, other documents or property or any reproductions of any of these materials belonging to Metabolex, Inc., a Delaware corporation, its subsidiaries, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employee Confidential Information and Inventions Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined in that agreement) conceived or made buy me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employee Confidential Information and Inventions Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to inventions or products, including but not limited to unannounced products, research and development activities, requirements and specifications of specific customers and potential customers, nonpublic financial information, and quotations or proposals given to customers, including any information disclosed to the Company in confidence by any third party.

I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

/s/ R. Urbanski
Signature

R. URBANSKI
Printed Name

6-18-12
Date

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Exhibit C

RELEASE AGREEMENT

(To be signed on or after the Separation Date)

I understand that my employment with Metabolex, Inc. (the “Company”) terminated effective             , 20     (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will provide certain severance benefits (minus the required withholdings and deductions) pursuant to the terms of the employment agreement dated October 3, 2011 (the “Letter Agreement”). I understand that I am not entitled to such severance benefits unless I sign this Release, and it becomes fully effective.

I understand that this Release, together with the Letter Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein.

I hereby confirm my obligations under my Employee Agreement on Confidential Information and Inventions with the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

In exchange for the consideration provided to me by the Letter Agreement that I am not otherwise entitled to receive, I hereby generally and completely release Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; claims under the Letter Agreement; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

www.metabolex.com

I understand that I am not releasing any claim that cannot be waived under applicable state or federal law. I am not releasing any rights that I have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company. Nothing in this Release shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any such proceeding with regard to any claim released in this Release. Nothing in this Release shall prevent me from challenging the validity of the release in a legal or administrative proceeding.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date (“Effective Date”) upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following my employment termination date.

I accept and agree to the terms and conditions stated above:

Date	Raymond W. Urbanski, M.D., Ph.D.

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EXHIBIT B

[Employee Agreement on Confidential Information and Inventions]

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